                   AMENDED AND RESTATED SHAREHOLDER AGREEMENT


         THIS AMENDED AND RESTATED SHAREHOLDER AGREEMENT (the "Agreement"), dated as of March 30, 2001, is among RMH Teleservices, Inc., a Pennsylvania corporation (the "Company"), and Ronald L. Jensen, Gladys M. Jensen, Jeffrey J. Jensen, Jami J.Jensen, Julie J. Jensen, Janet J. Jensen and James J. Jensen (each, a "Shareholder" and collectively, the "Shareholders").

         WHEREAS, prior to its dissolution, each of the Shareholders was a member, and together all of the Shareholders constituted all of the members, of R-T Investors, LLC, a Nevada limited liability company ("R-T Investors"); and

         WHEREAS, R-T Investors was a party to that certain Shareholder Agreement dated of March 28, 2000 between the Company and R-T Investors (the "Original Agreement"); and

         WHEREAS, R-T Investors on June 2, 2000 distributed to the Shareholders all of the shares of the Company's common stock, no par value ("Common Stock") held by R-T Investors at the time of such distribution, and R-T Investors has dissolved and ceased to exist as of December 6, 2000; and

         WHEREAS, pursuant to the terms of the Original Agreement, the Shareholders have agreed to become parties to this Agreement as successors in interest to R-T Investors.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE I

                                   Definitions

         1.1 Definitions. Unless otherwise specified all references to "days" shall be deemed to be references to calendar days. For purposes of this Agreement, the following terms shall have the following meanings:

                  (a) Affiliate. An "Affiliate" of a Person shall have the meaning set forth in Rule 12b-2 of the Exchange Act as in effect on the date hereof. In addition, for purposes of this Agreement, each Shareholder shall each be deemed to be an Affiliate of each other Shareholder.

                  (b) Beneficial Owner. A Person shall be deemed to "beneficially own," or to have "beneficial ownership" of, Voting Securities as the term "beneficial ownership" is defined in Rule 13d-3 under the Exchange Act as in effect on the date hereof; provided that notwithstanding the foregoing a Person shall also have "beneficial ownership" of securities which such Person has the right to acquire (irrespective of whether such right is exercisable immediately or only after the passage of time, including the passage of time in excess of sixty days) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise.

                  (c) Board of Directors. "Board of Directors" shall mean the Board of Directors of the Company.

                  (d) CEO. "CEO" shall mean the Chief Executive Officer of the Company.

                  (e) Excess Shares. "Excess Shares" means, as to any matter being voted upon by the Company's shareholders, the aggregate Voting Securities of the Company beneficially owned by the Shareholders and their Affiliates that represent Voting Power in excess of 32% of the votes entitled to be cast in respect of such matter.

                  (f) Exchange Act. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

                  (g) Group. "Group" shall mean a "group" as such term is used in Section 13(d)(3) of the Exchange Act as in effect on the date hereof.

                  (h) Independent Director. "Independent Director" means a director of the Company who is not (apart from such directorship) (i) an officer, director, Affiliate, employee, shareholder, consultant or partner of a Shareholder or any Affiliate of a Shareholder or of any entity that was dependent upon a Shareholder or any Affiliate of a Shareholder for more than 5% of its revenues or earnings in its most recent fiscal year, or (ii) an officer, employee, consultant or partner of the Company or any Affiliate of the, Company or an officer, employee, shareholder, consultant or partner of an entity that ' was dependent upon the Company or any Affiliate of the Company for more than 5% of its revenues or earnings in its most recent fiscal year.

                  (i) Person. "Person" shall mean any individual, group, corporation, general or limited partnership, limited liability company, governmental entity, joint venture, estate, trust, association, organization or other entity of any kind or nature.

                  (j) Securities Act. "Securities Act" shall mean the Securities Act of 1933, as amended.

                  (k) Takeover Proposal. "Takeover Proposal" means (i) any tender or exchange offer, (ii) any other proposal to takeover control of the Company or a merger, share exchange, other business combination, recapitalization, restructuring, liquidation or similar transaction involving the Company or any of its material subsidiaries, or any proposal or offer to acquire in any manner Voting Securities of the Company representing more than 20% of the Total Voting Power of the Company or any of its material subsidiaries, a substantial equity interest in any of the Company's material subsidiaries or a substantial portion of the assets of the Company or any of its material subsidiaries, (iii) any waiver or opt out of any anti-takeover statutes or other antitakeover provisions applicable to the Company, or (iv) a proposal having similar effect.

                  (l) Total Voting Power. The term "Total Voting Power" shall mean the total combined Voting Power in the general election of directors of the Company, on a fully diluted basis, of all the Voting Securities then outstanding. For purposes of determining Total Voting Power under this Agreement, a Voting Security which is convertible into or exchangeable for a Voting Security shall be counted as having the greater of
(i) the number of votes to which such Voting Security is entitled prior to conversion or exchange and (ii) the number of votes to which the Voting Security into which such Voting Security is convertible or exchangeable is entitled.

                  (m) Voting Power. The term "Voting Power" shall mean the voting power of the Voting Securities then outstanding entitled to vote upon any such matter, and shall be calculated for each Voting Security by reference of the maximum number of votes such Voting Security is or would be entitled to cast with respect to such matter.

                  (n) Voting Securities. "Voting Securities" shall mean, without duplication, (x) any securities entitled, or which may be entitled, to vote as to any matter which is the subject of shareholder action and shall include without limitation the shares of Common Stock, (y) any securities convertible or exercisable into or exchangeable for such securities (whether or not the right to convert, exercise or exchange is subject to the passage of time or contingencies or both), or (z) any direct or indirect rights or options to acquire any such securities.

         1.2 Other Definitions. In addition, the following terms have the definitions specified in the Sections noted:



                  TERM                                       SECTION
             -------------                                 ------------
       Agreement                                             recitals
       Company                                               recitals
       Common Stock                                          recitals
       Moving Party                                            5.4
       Original Agreement                                    recitals
       Shareholder Representative                              4.5
       Shareholder(s)                                        recitals
       Unaffiliated Shares                                     4.2


                                   ARTICLE II

            Representations, Warranties and Covenants of the Company

         The Company represents and warrants to, and covenants and agrees with, the Shareholders as follows:

         2.1 The Company is a corporation validly existing and subsisting under the laws of the State of Pennsylvania.

         2.2 The Company has full corporate power and corporate authority to make, execute, deliver and perform this Agreement and to carry out all of the transactions provided for herein.

         2.3 The Company has taken such corporate action as is necessary or appropriate to enable it to perform its obligations hereunder, and this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.


                                   ARTICLE III

         Representations, Warranties and Covenants of the Shareholders

         Each Shareholder represents and warrants to, and covenants and agrees with, the Company that:


         3.1 Shareholder is the record and beneficial owner of that number of shares of Common Stock set forth opposite such Shareholder's name on Exhibit A attached hereto, and Shareholder owns such shares of Common Stock free and clear of any lien, pledge, encumbrance, voting agreement or other restriction or obligation.

         3.2 Shareholder has full legal right, power and authority to make, execute, deliver and perform this Agreement and to carry out all of the transactions provided for herein.

         3.3 Shareholder has taken such action as is necessary or appropriate to enable it to perfon-n its obligations hereunder, and this Agreement constitutes the legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms. No approval, waiver, consent or clearance is required from any third party or governmental authority in connection with the execution, delivery or performance of this Agreement by Shareholder.


                                   ARTICLE IV

                       Other Covenants and Representations

         4.1 Corporate Governance. The Shareholders and the Company agree that the Board of Directors shall consist (and the Shareholders and the Company shall use their respective best efforts to cause the Board of Directors to consist) of (i) two persons designated by the Shareholders and reasonably acceptable to the Independent Directors and the CEO, (ii) the CEO and (iii) at least three other persons who are Independent Directors. The Board of Directors will nominate directors thereafter consistent with the preceding sentence. The provisions of this paragraph shall terminate in the event the Shareholders and their Affiliates beneficially own in the aggregate Voting Securities representing less than 15% of the Voting Power in respect of the general election of directors of the Company.

         4.2 Restrictions on Business Combinations. The Shareholders agree that they and their Affiliates will not (and each of the Shareholders agrees that it will cause its Affiliates not to) consummate any tender offer, exchange offer, merger or other business combination, recapitalization or similar transaction involving the Company or any of its subsidiaries unless approved by (i) a majority of members of a special committee consisting of all of the Independent Directors and (ii) a majority of the shares voted by holders of shares of Common Stock (or other Voting Securities) of the Company not owned by the Shareholders or their Affiliates (the "Unaffiliated Shares") or, in the case of a tender offer or exchange offer, the offer has a minimum condition that a majority of the Unaffiliated Shares shall have been validly tendered and not withdrawn and the offer provides that it will be extended for 10 business days after the Shareholders have publicly announced that such minimum condition has been satisfied. In the event of a Takeover Proposal initiated by a third party and recommended by the Company's Board of Directors, each of the Shareholders agree that they and their Affiliates will vote the Excess Shares in the same proportion as the Unaffiliated Shares are voted on such Takeover Proposal.

         4.3 Bylaws. The Shareholders and the Company agree that the Company's bylaws shall be amended to provide that the approval of at least a majority of the Company's Independent Directors shall be required to approve any amendment to the articles of incorporation or bylaws of the Company that would contravene or otherwise alter this Agreement.

         4.4 Amendments. The Shareholders and the Company agree that at least a majority of the Company's Independent Directors shall be required to approve any amendment to, or waiver of, this Agreement, including amendments of the defined terms used herein.

         4.5      Shareholder Representative.

                  (a) The Shareholders hereby appoint Jeffrey J. Jensen ("Jeff Jensen") as the Shareholder Representative (the "Shareholder Representative"). In the event Jeff Jensen shall at any time be unable to, or shall notify the Company that he is unwilling to, continue to perform the duties of the Shareholder Representative, the remaining Shareholders shall promptly designate a successor Shareholder Representative, and in the absence of such an appointment, Ronald J. Jensen shall serve as the Shareholder Representative. Jeff Jensen hereby accepts and agrees to perform his duties as Shareholder Representative provided for herein.

                  (b) A decision, act, consent or instruction of the Shareholder Representative provided for herein, shall constitute a decision of all Shareholders and shall be final, binding and conclusive upon each such Shareholder, and the Company may rely upon any decision, act, consent or instruction of the Shareholder Representative as being the decision, act, consent or instruction of each and every Shareholder. The Company is hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholder Representative, except for liability arising out of fraud, gross negligence, bad faith or willful default under this Agreement.

                  (c) In dealing with this Agreement and any instruments, agreements or documents relating thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Shareholder Representative hereunder, (i) the Shareholder Representative shall not assume any, and shall incur no, responsibility whatsoever to any Shareholder by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with this Agreement, excepting only responsibility for any act or failure to act which represents gross negligence or willful misconduct, and (ii) the Shareholder Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Shareholder Representative pursuant to such advice shall in no event subject the Shareholder Representative to liability to any Shareholder. The Shareholders shall severally indemnify the Shareholder Representative and hold him or her harmless against any loss, liability or expense incurred without gross negligence or willful misconduct on the part of the Shareholder Representative and arising out of or in connection with the acceptance or administration of his or her duties hereunder. All of the indemnities, inimunities and powers granted to the Shareholder Representative under this Agreement shall survive any termination of this Agreement.

                  (d) A decision, act, consent or instruction of a Shareholder Representative shall constitute a decision of all Shareholders and shall be final, binding and conclusive upon each of such Shareholders and the Company, and all other persons may rely upon any such decision, act, consent or instruction of the Shareholders Representative as being the decision, act, consent or instruction of each and every such Shareholder. The Company, and all other persons are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholders Representative.


                                    ARTICLE V

                                  Miscellaneous

         5.1 Notices. All notices, requests, demands and other communications required or permitted hereunder shall be made in writing by hand-delivery, registered first-class mail, telex, fax or air courier guaranteeing delivery:

                               If to the Company, to:

                               RMH Teleservices, Inc.
                               40 Morris Avenue
                               Bryn Mawr, PA 19010
                               Attention: Chairman of the Board
                               Telecopy: (610) 520-5357

                               (with copies to):

                               Wolf, Block, Schorr and Solis-Cohen LLP

                               1650 Arch Street, 22nd Floor
                               Philadelphia, Pennsylvania 19103-2097
                               Attention: Jay A. Dubow
                               Telecopy: (215) 405-2958

or to such other person or address as the Company shall fumish to the Shareholders in writing;


                               If to the Shareholders, to:
                               Martin Phillips
                               2121 Precinct Line Road
                               Hurst, Texas 76054
                               Telecopy: (817) 428-3898

                               (with copies to):

                               Gardere Wynne Sewell LLP
                               Attention: Randall G. Ray, Esq.
                               1601 Elm Street, Suite 3000
                               Dallas, Texas 75201-4761
                               Telecopy: (214) 999-3544

or to such other person or address as the Shareholders shall furnish to the Company in writing.

         All such notices, requests, demands and other communications shall be deemed to have been duly given: at the time of delivery by hand, if personally delivered; five (5) business days after being deposited in the mail, postage prepaid, if mailed domestically in the United States; when answered back, if telexed; when receipt acknowledged, if telecopied; and on the business day for which delivery is guaranteed, if timely delivered to an air courier guaranteeing such delivery.

         5.2 Survival of Representations and Warranties. The representations and warranties made herein shall survive through the term of this Agreement.

         5.3 Legends. If requested in writing by the Company, the Shareholders shall present or cause to be presented promptly all certificates representing Voting Securities beneficially owned by the Shareholders or any of their Affiliates, for the placement thereon of a legend substantially to the following effect, which legend will remain thereon as long as such Voting Securities are beneficially owned by a Shareholder or an Affiliate of a
Shareholder:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OR STATE SECURITIES LAWS OR AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT

REQUIRED. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO THE TERMS AND CONDITIONS OF A SHAREHOLDER AGREEMENT BETWEEN THE COMPANY AND THE HOLDERS SPECIFIED THEREIN. A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY. THE SALE, TRANSFER OR OTHER DISPOSITION OF THE SECURITIES IS SUBJECT TO THE TERMS OF SUCH AGREEMENT AND THE SECURITIES ARE TRANSFERABLE ONLY UPON PROOF OF COMPLIANCE THEREWITH.

The Company may enter a stop transfer order with the transfer order with the transfer agent or agents of Voting Securities against any transfer of Voting Securities not in compliance with the provisions of this Agreement.

         5.4 Enforcement. The Shareholders on the one hand, and the Company, on the other hand, acknowledge and agree that irreparable injury to the other party would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable in damages. It is accordingly agreed that, in addition to any other remedies which may be available at law or in equity, each party hereto (the "Moving Party") shall be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. The parties further agree that no bond shall be required as a condition to the granting of any such relief.

         5.5 Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties with respect to the transactions contemplated hereby. This Agreement may be amended only by a written instrument duly executed by the parties or their respective successors or assigns.

         5.6 Severability. Whenever possible, each provision or portion of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law, rule or regulation in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision shall have been replaced with a provision which shall, to the maximum extent permissible under such applicable law, rule or regulation, give effect to the intention of the parties as expressed in such invalid, illegal or unenforceable provision.

         5.7 Headings. Descriptive headings contained in the Agreement are for convenience only and will not control or affect the meaning or construction of any provision of this Agreement.

         5.8 Counterparts. For the convenience of the parties, any number of counterparts of this Agreement may be executed by the parties, and each such executed counterpart will be an original instrument.

         5.9 No Waiver. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

         5.10 Successors and Assigns. This Agreement shall be binding upon the respective successors and assigns of the parties, provided that the Shareholders agree that it and its Affiliates shall not transfer any Voting Securities to any Person who has not agreed in writing to be bound by the terms of the Agreement as if it were a Shareholder or an Affiliate of a Shareholder. Notwithstanding the foregoing, each of the Shareholders and their Affiliates shall not be required to obtain such written agreement from any transferee of Voting Securities if such transfer is (i) pursuant to a bona fide public offering, (ii) pursuant to transactions effected in accordance with Rule 144 under the Securities Act or (iii) a block transfer that will result in the transferee beneficially owning Voting Securities representing less than 10% of the Voting Power in respect of the general election of directors of the Company.

         5.11 Governing Law. This Agreement will be governed by and construed and enforced in accordance with the internal laws of the Commonwealth of Pennsylvania, without giving effect to the conflict of laws principles thereof.

         5.12 Further Assurances. From time to time on and after the date hereof, the Company and the Shareholders, as the case may be, shall deliver or cause to be delivered to the other party hereto such ftirther documents and instruments and shall do and cause to be done such ftirther acts as the other party hereto shall reasonably request to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure that it is protected in acting hereunder.

         5.13 Consent to Jurisdiction and Service of Process. Any legal action or proceeding with respect to this Agreement or any matters arising out of or in connection with this Agreement, and any action for enforcement of any judgment in respect thereof shall be brought exclusively in the Court of Common Pleas of Philadelphia County in the Commonwealth of Pennsylvania or the United States District Court for the Eastern District of Pennsylvania, and, by execution and delivery of this Agreement, the Company and the Shareholders each irrevocably consent to service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized international express carrier or delivery service, to the Company or the Shareholders at their respective addresses referred to herein. The Company and the Shareholders each hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to above and hereby further irrevocably waives and agrees, to the extent permitted by applicable law, not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by law.

         5.14 Confidentiality. All information gained by the Company and the Shareholders regarding the business and affairs of the other shall be kept confidential, except for information in the public domain, information which was previously known to the receiving party, or such information as is required, in the good faith deten-nination of the party's counsel, to be disclosed by any law, regulation or governmental agency.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first referred to above.




                                     THE SHAREHOLDERS


                                      /s/ Ronald L. Jensen
                                     -----------------------------------------
                                     Ronald L. Jensen


                                      /s/ Gladys M. Jensen
                                     -----------------------------------------
                                     Gladys M. Jensen


                                      /s/ Jeffrey J. Jensen
                                     -----------------------------------------
                                     Jeffrey J. Jensen


                                      /s/ Jami J. Jensen
                                     -----------------------------------------
                                     Jami J. Jensen


                                      /s/ Julie J. Jensen
                                     -----------------------------------------
                                     Julie J. Jensen


                                      /s/ Janet J. Jensen
                                     -----------------------------------------
                                     Janet J. Jensen


                                      /s/ James J. Jensen
                                     -----------------------------------------
                                     James J. Jensen


                                     RMH Teleservices, Inc.


                                     By: /s/ John A. Fellows
                                         -------------------------------------
                                     John A. Fellows
                                     Chief Executive Officer

                                    EXHIBIT A



SHAREHOLDER NAME                                  SHARES OF COMMON STOCK OWNED
----------------                                  ----------------------------
Ronald L. Jensen                                             813,000*

Gladys M. Jensen                                             813,000**

Jeffrey J. Jensen                                          1,154,138

Jami J. Jensen                                               983,500

Julie J. Jensen                                              983,500

Janet J. Jensen                                              983,500

James J. Jensen                                              848,500


* 313,000 of the shares are jointly owned with Gladys M. Jensen
**313,000 of the shares are jointly owned with Ronald L. Jensen